Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 3rd Quarter 2013

Improved Balance Sheet Reflects Recapitalization

LOS ANGELES, CA — (BUSINESS WIRE) — November 14, 2013 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $584 thousand for the third quarter ended September 30, 2013, which reflected a gain of $1.2 million on the restructuring of debt, compared to a net loss of $613 thousand for the comparable period in 2012.  After accumulated dividends and discount accretion on preferred stock, the income available to common stockholders was $457 thousand, or $0.05 per diluted common share, for the third quarter of 2013 compared to a loss available to common stockholders of $900 thousand, or $(0.48) per diluted common share, for the third quarter of 2012.

For the nine months ended September 30, 2013, the Company reported a net loss of $260 thousand compared to net income of $1.2 million for the same period in 2012, which reflected a gain of $2.5 million from the sale of our former headquarters building.  Loss available to common stockholders for the nine months ended September 30, 2013 was $1.0 million, or $(0.23) per diluted common share, compared to earnings of $380 thousand, or $0.21 per diluted common share, for the same period in 2012.

Chief Executive Officer, Wayne Bradshaw stated, “During the third quarter we completed the recapitalization of the Company, which represents a major milestone in our efforts to strengthen both the Company and the Bank and position the organization for future growth.  As a result of the recapitalization, we simplified the Company’s capital structure and reduced the Company’s liabilities by over $7.3 million, including a reduction of the principal amount of the Company’s senior debt by $2.6 million, elimination of all accrued interest of $1.8 million on our senior debt and all cumulative dividends of $2.6 million on our preferred stock, and reduction of other liabilities by approximately $340 thousand.  In addition, the recapitalization allowed us to increase the Bank’s capital and repay all inter-company liabilities owed to the Bank by the Company.  We have also proposed that our stockholders approve resolutions at our Annual Meeting on November 27, 2013 that will convert all the Series F and Series G preferred stock issued in the recapitalization into common stock or non-voting common stock, which will further simplify our capital structure and enhance our ability to access additional capital in the future.

In addition, during the third quarter we continued to make improvements in our asset quality and internal controls, which allowed us to begin rebuilding our loan portfolio to generate growth in net interest income.

Looking ahead, we are planning to continue rebuilding our loan portfolio to grow net interest income, as well as begin the process of negotiating an extension of the maturity of our subordinated debentures that mature in March 2014.  In conjunction with that extension we plan to raise additional equity capital to strengthen the balance sheets of both the Company and the Bank, and provide capital for growth.

We wish to thank our stockholders for their continued support, particularly during the lengthy process of completing the recapitalization, and are focused on continuing our efforts to resume growth for the Company and increase value for our stockholders.”

Third Quarter Earnings Summary

Interest income decreased $912 thousand, or 19%, to $3.8 million for the third quarter of 2013 from $4.7 million for the third quarter of 2012.  The decrease in interest income was primarily due to a decrease of $59.3 million in average interest-earning assets, primarily reflecting a decrease of $68.6 million in the average balance of loans receivable, and a decrease of $4.2 million in the average balance of securities available-for-sale, offset by an increase of $16.2 million in the average balance of federal funds sold.  The decrease of $68.6 million in average loans receivable from $319.3 million for the third quarter of 2012 to $250.8 million for the third quarter of 2013 resulted in a reduction of $994 thousand in interest income.  The average yield on loans increased from 5.76% for the third quarter of 2012 to 5.80% for the third quarter of 2013 primarily due to a lower level of non-accrual loans as $15.5 million of non-performing loans were sold and $1.9 million were paid off during 2013.  The average yield on total interest-earning assets decreased from 4.96% for the third quarter of 2012 to 4.74% for the third quarter of 2013, as a higher percentage of our total interest-earning assets were invested in lower yielding federal funds sold.  Recently we have begun refocusing on loan originations and rebuilding our loan portfolio to improve the yield on interest-earning assets and grow total interest income.  We intend to finance loan growth in the near term by using excess federal funds sold.  Our loan portfolio increased by $17.8 million during the third quarter of 2013 primarily due to loan originations of $16.3 million and loan purchases of $10.9 million, which were partially offset by loan repayments of $9.2 million.

Interest expense decreased $323 thousand, or 22%, to $1.2 million for the third quarter of 2013 from $1.5 million for the third quarter of 2012.  The decrease in interest expense was primarily attributable to a decrease of $44.2 million in the average balance of deposits from $265.4 million for the third quarter of 2012 to $221.2 million for the third quarter of 2013, which resulted in a reduction of $140 thousand in interest expense.  Additionally, the average cost of deposits decreased 13 basis points from 1.07% for the third quarter of 2012 to 0.94% for the third quarter of 2013, which resulted in a reduction of $45 thousand in interest expense.  The decreases in the average balance and average cost of deposits reflect the maturities of certificates of deposit bearing higher rates.  Also contributing to the decrease in interest expense during 2013 was a lower average balance and average cost of FHLB advances.  The average balance of FHLB advances decreased $3.4 million, from $83.0 million for the third quarter of 2012 to $79.6 million for the third quarter of 2013, which resulted in a decrease of $24 thousand in interest expense.  The average cost of FHLB advances decreased 39 basis points, from 2.90% for the third quarter of 2012 to 2.51% for the third quarter of 2013, which resulted in a decrease of $78 thousand in interest expense.  The decrease in the average cost of FHLB advances was primarily due to the restructurings of $20.0 million of higher costing FHLB advances in the second and fourth quarters of 2012 and another $28 million in the second quarter of 2013.

Net interest income before provision for loan losses for the third quarter of 2013 was $2.6 million, which represented a decrease of $589 thousand, or 18%, from the third quarter of 2012.  The decrease in net interest income was primarily attributable to the net decrease of $59.3 million in average interest-earning assets described above.

The provision for loan losses for the third quarter of 2013 totaled $414 thousand, compared to $129 thousand for the same period a year ago.  The provision for loan losses for the third quarter of 2013 was primarily due to loan growth resulting from loan originations and loan purchases. During the third quarter of 2013, loan charge-offs also contributed to the increased provision for loan losses, which was partially offset by recoveries on previously charged-off loans and a decrease in the general valuation allowance.  The decrease in the general valuation allowance reflected lower historical loss reserve factors because periods with higher loan losses are beginning to be replaced with periods with lower loan losses as part of our rolling three-year look back analysis.

Non-interest income for the third quarter of 2013 increased $1.6 million from the third quarter of 2012 primarily due to a gain of $1.2 million from the restructuring of our $5.0 million of senior line of credit.  This gain represents a portion of the accrued interest expense of $1.8 million that was forgiven on this debt as part of the recapitalization.  The balance of the interest forgiven, $535 thousand, was added to the amount of the obligation reported on the Company’s balance sheet at September 30, 2013 in accordance with Accounting Standards Codification (“ASC”) 470-60 - Troubled Debt Restructurings by Debtors.  Also contributing to higher non-interest income in the third quarter of 2013 was a reduction of $99 thousand in net losses on sales of REO compared to the third quarter of 2012.  Also, during the third quarter of 2012, we incurred $280 thousand of net losses on sales of loans.

Non-interest expense for the third quarter of 2013 decreased $485 thousand from $3.5 million for the third quarter of 2012 to $3.0 million for the third quarter of 2013.  The decrease of $485 thousand in non-interest expense was primarily due to a decrease of $106 thousand in the provision for losses on REO, a decrease of $89 thousand in occupancy expense, a decrease of $55 thousand in compensation and benefits expense, a decrease of $48 thousand in FDIC insurance premium expense, a decrease of $97 thousand in other expenses, primarily REO and appraisal expenses, and an increase of $48 thousand in the recapture of losses on loans held for sale.

Balance Sheet Summary

Total assets were $345.7 million at September 30, 2013, which represented a decrease of $28.0 million, or 7%, from December 31, 2012, but an increase of approximately $500 thousand from the end of the second quarter.  During the first nine months of 2013, net loans held for investment decreased by $219 thousand, loans receivable held for sale decreased by $18.0 million, securities decreased by $3.2 million, cash and cash equivalents decreased by $4.1 million, REO decreased by $1.6 million and other assets decreased by $955 thousand.

Our gross loan portfolio held for investment decreased by $2.3 million to $260.8 million at September 30, 2013 from $263.1 million at December 31, 2012, but increased by $25.4 million from the balance of $235.4 million at June 30, 2013.  The decrease of $2.3 million in our loan portfolio since the end of 2012 consisted of a decrease of $7.4 million in our one-to-four family residential real estate loan portfolio, a decrease of $8.2 million in our commercial real estate loan portfolio, a decrease of $5.5 million in our church loan portfolio, a decrease of $301 thousand in our construction loan portfolio and a decrease of $1.8 million in our commercial loan portfolio, which were partially offset by an increase of $21.0 million in our multi-family residential real estate loan portfolio.

During the third quarter, we began to refocus on increasing interest income by rebuilding our loan portfolio.  Loan originations, including loan purchases of $10.9 million, for the nine months ended September 30, 2013 totaled $35.3 million, compared to $18.2 million for the nine months ended September 30, 2012.  Loan repayments for the nine months ended September 30, 2013 totaled $33.4 million, compared to $53.2 million for the nine months ended September 30, 2012.  Loan charge-offs during the first nine of 2013 totaled $2.6 million, compared to charge-offs of $1.9 million during the first nine months of 2012.  Loans transferred to REO during the first nine months of 2013 totaled $1.8 million, compared to $3.5 million during the first nine months of 2012.  Loans transferred to loans receivable held for sale during the first nine months of 2013 totaled $7.3 million, which primarily represented multi-family and commercial real estate loans that we sold in a bulk sale consummated in the second quarter.  During the first nine months of 2012, two non-performing loans, which had a total carrying amount of $616 thousand and were secured by commercial real estate, were transferred to held-for-sale.  During the third quarter of 2013, $7.4 million of loans receivable held for sale were transferred to held for investment as these loans are no longer to be marketed for sale.  All of these transferred loans were performing loans.

Loans receivable held for sale decreased from $19.1 million at December 31, 2012 to $1.1 million at September 30, 2013.  The $18.0 million decrease during the first nine months of 2013 was primarily due to sales of non-performing and classified loans totaling $15.5 million.  In addition, we transferred $7.4 million of loans receivable held for sale to held for investment, transferred $753 thousand to REO and received repayments of $1.5 million.  These reductions in loans receivable held for sale were partially offset by the transfer of $7.3 million of non-performing classified multi-family and commercial real estate loans from the held for investment loan portfolio to the held for sale portfolio in connection with their subsequent sale during the nine months ended September 30, 2013.

Deposits totaled $218.6 million at September 30, 2013, down $38.5 million, or 15%, from December 31, 2012.  During the first nine months of 2013, certificates of deposit (“CDs”) decreased by $36.2 million and represented 61% of total deposits at September 30, 2013, compared to 66% of total deposits at December 31, 2012.  Of the $36.2 million decrease in CDs during the first nine months of 2013, $29.2 million represented higher rate deposits from QwickRate, a deposit listing service, and $599 thousand were from brokered deposits.  Additionally, core deposits (NOW, demand, money market and passbook accounts) decreased by $2.3 million during the first nine months of 2013 and represented 39% of total deposits at September 30, 2013, compared to 34% of total deposits at December 31, 2012.  Brokered deposits represented 1% of total deposits at September 30, 2013 and December 31, 2012.

At September 30, 2013, borrowings consisted of advances from the FHLB of $87.5 million, junior subordinated debentures of $6.0 million and other borrowings of $3.0 million.  At December 31, 2012, borrowings consisted of advances from the FHLB of $79.5 million, junior subordinated debentures of $6.0 million and other borrowings of $5.0 million.  Other borrowings decreased by $2.0 million in connection with the restructuring (described below) of our senior line of credit during the third quarter of 2013, which reflects a reduction in the principal amount of $2.6 million, offset by the deferral of $535 thousand of the gain on restructuring (described above).

At September 30, 2013 and December 31, 2012, FHLB advances were 25% and 21%, respectively, of total assets.  The weighted average cost of advances decreased 42 basis points from 2.67% at December 31, 2012 to 2.25% at September 30, 2013 primarily because we restructured $28.0 million of advances in June 2013.

During the third quarter we completed a recapitalization that strengthened and simplified the Company’s capital structure through completion of the following transactions:

(1)                              The issuance of 8,776 shares of Series F Common Stock Equivalents (the “Common Stock Equivalents”) in exchange for the five series of the Company’s formerly outstanding preferred stock with an aggregate liquidation value or preference of $17.6 million, including the TARP Preferred Stock that was issued to the Treasury Department pursuant to the Capital Purchase Program component of the Treasury Department’s Troubled Asset Relief Program, which the parties agreed to value at $8.8 million based on the price at which shares of the Common Stock were sold in the Subscription Offering referred to below;

(2)                              The issuance of 2,646 shares of Common Stock Equivalents in exchange for all of the accumulated dividends on the TARP Preferred Stock, totaling $2.6 million as of the date of the exchange;

(3)                              The issuance of 2,575 shares of Common Stock Equivalents in exchange for $2.6 million principal amount of the Company’s bank debt (the “Debt Exchange”);

(4)                               The modification of the terms of the remaining $2.4 million principal amount of the senior line of credit to, among other matters, extend the maturity and terminate application of the default rate thereon;

(5)                              The forgiveness of the $1.8 million of accrued interest on the entire amount of the Company’s bank debt as of the date of the exchange;

(6)                              The exchange of 698 shares of Common Stock Equivalents issued in the Debt Exchange for 6,982 shares of Series G Non-Voting Preferred Stock; and

(7)                              The issuance of 4,235,500 shares of Common Stock in private sales (the “Subscription Offering”) at a price of $1.00 per share, yielding $4.2 million in gross proceeds.  Of the $4.2 million in gross proceeds, $1.2 million were used to invest additional capital into the Bank and to repay all of the inter-company payables due to the Bank from the Company.   As a result, the Bank’s capital ratios increased on a pro forma basis as of June 30, 2013 from 9.48% to 9.75% for Tier 1 Capital, from 14.98% to 15.51% for Tier 1 Risk Based Capital and from 16.27% to16.80% for Total Risk Based Capital.

The Common Stock Equivalents are a new series of preferred stock of the Company that will automatically convert into shares of the Company’s common stock, at the rate of 1,000 shares of common stock for each of the shares of Common Stock Equivalents upon stockholder approval of an amendment to the Company’s certificate of incorporation increasing the number of shares of common stock the Company is authorized to issue so as to permit such conversion.  The Series G Non-Voting Preferred Stock will automatically convert into shares of non-voting common stock of the Company upon approval by the stockholders of an amendment of the Company’s certificate of incorporation authorizing the Company to issue non-voting common stock.  The board of directors of the Company will present the amendments required to effect such conversions at the Company’s Annual Meeting of Stockholders, which will be held on November 27, 2013.  Management believes that the conversions will improve the Company’s ability to raise additional capital.

As a result of the recapitalization, stockholders’ equity was $25.6 million, or 7.40% of the Company’s total assets, at September 30, 2013, compared to $18.0 million, or 4.82% of the Company’s total assets, at December 31, 2012.  The increase in stockholders’ equity during 2013 was due to the completion of the recapitalization.  At September 30, 2013, the Bank’s Total Risk-Based Capital ratio was 16.08%, its Tier 1 Risk-Based Capital ratio was 14.79%, and its Core Capital and Tangible Capital ratios were 9.75%.

Asset Quality

Non-performing assets (“NPAs”) include loans that are 90 days or more delinquent and still accruing, non-accrual loans and REO.  NPAs at September 30, 2013 were $26.7 million, or 7.74% of total assets, compared to $45.3 million, or 12.11% of total assets, at December 31, 2012.

At September 30, 2013, non-accrual loans were $20.1 million compared to $37.1 million at December 31, 2012.  These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings that do not qualify for accrual status.  The $17.0 million decrease in non-accrual loans was primarily due to the sale of $15.5 million of non-performing loans and the transfer of $2.6 million to REO.  The non-accrual loans at September 30, 2013 included 20 church loans totaling $13.8 million, six multi-family residential real estate loans totaling $3.0 million, ten one-to-four family residential real estate loans totaling $1.7 million, two commercial real estate loans totaling $1.5 million and two commercial loans totaling $162 thousand.

During the first nine months of 2013, REO decreased by $1.6 million to $6.6 million at September 30, 2013, from $8.2 million at December 31, 2012.  At September 30, 2013 the Bank’s REO consisted of ten commercial real estate properties, seven of which are church buildings.  During the first nine months of 2013, five church loans totaling $2.6 million were foreclosed and transferred to REO and eight REO properties were sold for net proceeds of $3.6 million and a net loss of $10 thousand.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share and per share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Cash	$8,964	$13,420
Federal funds sold	51,260	50,940
Cash and cash equivalents	60,224	64,360
Securities available-for-sale, at fair value	10,148	13,378
Loans receivable held for sale, at lower of cost or fair value	1,085	19,051
Loans receivable held for investment, net of allowance of $10,339 and $11,869	251,504	251,723
Accrued interest receivable	1,116	1,250
Federal Home Loan Bank (FHLB) stock	4,113	3,901
Office properties and equipment, net	2,688	2,617
Real estate owned (REO)	6,611	8,163
Bank owned life insurance	2,739	2,688
Investment in affordable housing limited partnership	1,364	1,528
Other assets	4,079	5,034
Total assets	$345,671	$373,693
Liabilities and stockholders’ equity
Liabilities:
Deposits	$218,569	$257,071
FHLB advances	87,500	79,500
Junior subordinated debentures	6,000	6,000
Other borrowings	2,960	5,000
Accrued interest payable	674	1,941
Dividends payable	—	2,104
Advance payments by borrowers for taxes and insurance	1,034	711
Other liabilities	3,350	3,359
Total liabilities	320,087	355,686
Stockholders’ Equity:
Preferred stock, $.01 par value, authorized 1,000,000 shares:
Preferred non-cumulative and non-voting stock, no shares issued and outstanding at September 30, 2013 and 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C issued and outstanding at December 31, 2012	—	2,457
Senior preferred cumulative and non-voting stock, Series D, no shares issued and outstanding at September 30, 2013 and 9,000 shares issued and outstanding at December 31, 2012	—	8,963
Senior preferred cumulative and non-voting stock, Series E, no shares issued and outstanding at September 30, 2013 and 6,000 shares issued and outstanding at December 31, 2012	—	5,974
Preferred non-cumulative voting stock, Series F, 13,997 shares issued and 13,299 shares outstanding at September 30, 2013 and no shares authorized, issued or outstanding at December 31, 2012	13,299	—
Preferred non-cumulative non-voting stock, Series G, 6,982 shares issued and outstanding at September 30, 2013 and no shares authorized, issued or outstanding at December 31, 2012	698	—
Preferred stock discount	—	(598)
Common stock, $.01 par value, authorized 8,000,000 shares at September 30, 2013 and December 31, 2012; issued 6,249,442 shares at September 30, 2013 and 2,013,942 shares at December 31, 2012; outstanding 6,145,451 shares at September 30, 2013 and 1,917,422 shares at December 31, 2012	62	20
Additional paid-in capital	21,785	10,095
Accumulated deficit	(9,027)	(7,988)
Accumulated other comprehensive income, net of taxes of $400 at September 30, 2013 and December 31, 2012	96	318
Treasury stock-at cost, 103,991 shares at September 30, 2013 and 96,520 shares at December 31, 2012	(1,329)	(1,234)
Total stockholders’ equity	25,584	18,007
Total liabilities and stockholders’ equity	$345,671	$373,693

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share)
Interest income:
Interest and fees on loans receivable	$3,637	$4,595	$11,420	$14,955
Interest on mortgage backed and other securities	71	109	240	392
Other interest income	103	19	237	55
Total interest income	3,811	4,723	11,897	15,402
Interest expense:
Interest on deposits	522	707	1,728	2,562
Interest on borrowings	651	789	2,075	2,437
Total interest expense	1,173	1,496	3,803	4,999

Net interest income before provision for loan losses	2,638	3,227	8,094	10,403
Provision for loan losses	414	129	414	1,190
Net interest income after provision for loan losses	2,224	3,098	7,680	9,213

Non-interest income:
Service charges	132	149	403	440
Loan servicing fees, net	8	(6)	18	(168)
Net gains (losses) on sales of loans	—	(280)	97	(280)
Net gains (losses) on sales of REO	(8)	(107)	(10)	288
Gain on sale of office properties and equipment	—	—	—	2,523
Gain on sale of securities	—	—	—	50
Gain on restructuring of debt	1,221	—	1,221	—
Other	14	27	113	77
Total non-interest income	1,367	(217)	1,842	2,930

Non-interest expense:
Compensation and benefits	1,479	1,534	4,428	4,661
Occupancy expense, net	269	358	932	942
Information services	213	212	636	664
Professional services	225	246	558	530
Provision for (recapture of) losses on loans held for sale	(315)	(267)	153	(81)
Provision for losses on REO	321	427	544	739
FDIC insurance	181	229	573	662
Office services and supplies	91	113	312	330
Other	543	640	1,640	1,609
Total non-interest expense	3,007	3,492	9,776	10,056

Income (loss) before income taxes	584	(611)	(254)	2,087
Income tax expense	—	2	6	849
Net income (loss)	$584	$(613)	$(260)	$1,238

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(76)	$7	$(222)	$(72)
Reclassification of net gains included in net income	—	—	—	(50)
Income tax effect	—	—	—	—
Other comprehensive income (loss), net of tax	(76)	7	(222)	(122)

Comprehensive income (loss)	$508	$(606)	$(482)	$1,116

Net income (loss)	$584	$(613)	$(260)	$1,238
Dividends and discount accretion on preferred stock	(127)	(287)	(779)	(858)
Income (loss) available to common stockholders	$457	$(900)	$(1,039)	$380

Earnings (loss) per common share-basic	$0.05	$(0.48)	$(0.23)	$0.21
Earnings (loss) per common share-diluted	$0.05	$(0.48)	$(0.23)	$0.21
Dividends declared per share-common stock	$0.00	$0.00	$0.00	$0.00

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

(Unaudited)

	As of September 30,
	2013		2012

Regulatory Capital Ratios:
Core Capital Ratio	9.75%		8.65%
Tangible Capital Ratio	9.75%		8.65%
Tier 1 Risk-Based Capital Ratio	14.79%		12.61%
Total Risk-Based Capital Ratio	16.08%		13.92%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	7.42%		13.13%

Non-performing assets as a percentage of total assets	7.74%		11.75%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	3.96%		5.68%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	53.43%		43.21%

Allowances for loan losses as a percentage of non-performing assets	39.86%		38.59%

Net loan charge-offs as a percentage of average loans for nine months ended September 30	1.00	%(A)	0.60	%(A)

Non-performing assets:
Non-accrual loans
Loans receivable held for investment	$19,350		$37,788
Loans receivable held for sale	785		3,568
Total non-accrual loans	20,135		41,356
Loans delinquent 90 days or more and still accruing	—		1,518
Real estate acquired through foreclosure	6,611		2,292
Total non-performing assets	$26,746		$45,166

	Three Months ended September 30,				Nine Months ended September 30,
	2013		2012		2013		2012
Performance Ratios:
Return on average assets	0.69	%(A)	(0.64	)%(A)	(0.10	)%(A)	0.41	%(A)
Return on average equity	11.04	%(A)	(12.52	)%(A)	(1.83	)%(A)	8.76	%(A)
Average equity to average assets	6.26%		5.08%		5.33%		4.72%
Non-interest expense to average assets	3.55	%(A)	3.45	%(A)	3.41	%(A)	3.14	%(A)
Efficiency ratio (1)	107.79%		110.70%		104.18%		86.94%
Net interest rate spread (2)	3.22	%(A)	3.29	%(A)	3.14	%(A)	3.45	%(A)
Net interest rate margin (3)	3.28	%(A)	3.39	%(A)	3.19	%(A)	3.53	%(A)

(1)         Efficiency ratio represents non-interest expense (less provision for losses) divided by net interest income before provision for loan losses plus non-interest income.

(2)         Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)         Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)       Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012
Total assets	$345,671	$384,280	$345,671	$384,280
Total gross loans, excluding loans held for sale	$260,824	$299,276	$260,824	$299,276
Total equity	$25,584	$19,040	$25,584	$19,040
Average assets	$337,690	$385,860	$354,607	$399,318
Average loans	$250,787	$319,340	$259,217	$333,086
Average equity	$21,152	$19,586	$18,895	$18,842
Average interest-earning assets	$321,926	$381,249	$338,361	$392,675
Average interest-bearing liabilities	$310,474	$359,372	$328,242	$373,963
Net income (loss)	$584	$(613)	$(260)	$1,238
Total income	$2,784	$3,010	$8,715	$10,810
Non-interest expense	$3,001	$3,332	$9,079	$9,398
Efficiency ratio	107.79%	110.70%	104.18%	86.94%
Non-accrual loans	$20,135	$41,356	$20,135	$41,356
REO, net	$6,611	$2,292	$6,611	$2,292
ALLL	$10,339	$16,984	$10,339	$16,984
Allowance for loss on loans held for sale	$—	$321	$—	$321
REO-Allowance	$321	$123	$321	$123
Interest income	$3,811	$4,723	$11,897	$15,402
Interest expense	$1,173	$1,496	$3,803	$4,999
Net interest income	$2,638	$3,227	$8,094	$10,403
Net loans charge-offs	$654	$1,001	$1,944	$1,505